Exhibit 10.4

CHANGE IN TERMS AGREEMENT

Unsecured Revolving Operating Note

Principal Amount: $100,000,000

Final Due Date: April 15, 2009

This Change in Terms Agreement is entered into as of March 26, 2008 between Deere Credit, Inc., a Delaware corporation (“Deere”) and FCStone, L.L.C., an Iowa limited liability company (the “Borrower”).

Whereas, Deere has provided a Revolving Operating Loan facility (the “Loan”) in the amount of $100,000,000 governed by a Master Loan Agreement, dated February 15, 2001, as may be amended from time to time, and evidenced by a note (the “Note”) in the Principal Amount of $36,750,000 dated May 19, 2006, a Change in Terms Agreement in the Principal Amount of $51,750,000 dated January 16, 2007, a Change in Terms Agreement in the Principal Amount of $48,750,000 dated February 26, 2007, a Change in Terms Agreement in the Principal Amount of $30,000,000 dated August 15, 2007, a Change in Terms Agreement in the Principal Amount of $50,000,000 dated December 20, 2007, a Change in Terms Agreement in the Principal Amount of $55,000,000 dated February 14, 2008, an extension dated February 25, 2008, a Change in Terms in the Principal Amount of $100,000,000 dated March 11, 2008; and

Whereas, the Borrower has requested to amend the Final Due date from April 15, 2008 to April 1, 2009 and Deere has approved the request as stated herein; now

Therefore, the Final Due Date of the Note shall be April 1, 2009.

Borrower and Deere further agree that:

(1.)	The third paragraph (unnumbered) of the Note which reads,

“If neither Borrower nor Lender has notified the other party of its intention to terminate this Note by February 1, of any year, the Note shall be automatically extended for another one year term.”

shall be deleted in its entirety.

(2.)	Sub-paragraph 1. of the paragraph beginning “Payments shall be paid to Lender as follows:” shall be deleted in its entirety and shall be replaced with the following:

“ 1.

Borrower shall make quarterly payments of interest only for interest accrued during the quarterly periods ending on each March 31, June 30, September 30 and December 31 during the term of the Note. Borrower shall make payments to Lender for such interest amounts on or before the 20th day of the calendar month following the end of each stated quarterly interest period. ”

Except as expressly changed by this Agreement, the terms of the original obligation or obligations, including all agreements evidenced or securing the obligation(s), remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Change in Terms Agreement to be executed by their duly authorized officers as of the date first shown above.

Deere Credit, Inc.		FC Stone, L.L.C.

By:	/s/ Sharon Luellen	By:	/s/ William Dunaway
Title:	Account Credit Manager	Title	EVP/CFO